                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]Confidential, for Use of the
[_]Preliminary Proxy Statement               Commission Only (as Permitted by
                                             Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              Ramp Networks, Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_]$500 per each party to the controversy pursuant to Exchange Act Rule 14a-
   6(i)(3).

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

   Notes:

                              RAMP NETWORKS, INC.

                               ----------------

                    Notice of Annual Meeting of Stockholders
                            To Be Held May 26, 2000

                               ----------------

   The Annual Meeting of Stockholders (the "Annual Meeting") of Ramp Networks, Inc., a Delaware corporation (the "Company"), will be held at the Santa Clara Marriott, located at 2700 Mission College Blvd., Santa Clara, CA 95054 on Friday, May 26, 2000 at 9:00 a.m., local time, for the following purposes:

  1. To elect two directors to serve until the 2002 Annual Meeting;

  2. To ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company for the fiscal year ending December 31, 2000;

  3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

   The foregoing items of business, including the nominees for directors, are more fully described in the Proxy Statement which is attached and made a part of this Notice.

   The Board of Directors has fixed the close of business on April 7, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

   All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

                                          By Order of the Board of Directors,

                                          /s/ Terry Gibson
                                          Terry Gibson
                                          Secretary

April 27, 2000
Santa Clara, California


                                   IMPORTANT

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         THANK YOU FOR ACTING PROMPTLY.

                              RAMP NETWORKS, INC.
                           3100 De La Cruz Boulevard
                             Santa Clara, CA 95054

                               ----------------

                                PROXY STATEMENT

                               ----------------

                              GENERAL INFORMATION

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Ramp Networks, Inc., a Delaware corporation (the "Company"), of proxies in the enclosed form for use in voting at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at Santa Clara Marriott, located at 2700 Mission College Blvd., Santa Clara, CA 95054 on Friday, May 26, 2000 at 9:00 a.m., local time, and any adjournment or postponement thereof.

   This Proxy Statement, the enclosed proxy card and the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1999, including financial statements, were first mailed to stockholders entitled to vote at the meeting on or about April 27, 2000.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Terry Gibson, Chief Financial Officer ) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Record Date; Voting Securities

   The close of business on April 7, 2000 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had approximately 21,269,331 shares of Common Stock outstanding and held of record by approximately 192 stockholders.

Voting and Solicitation

   Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters. Shares of Common Stock may not be voted cumulatively.

   Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present, as required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote.

   Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of directors, FOR ratification of the appointment of the designated independent auditors, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general requirements of Delaware law concerning voting of shares and determination of a quorum.

   The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy solicitation materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

Nominees for Class I Director

   The Company's Board of Directors currently consists of four members, including two Class I directors and two Class II directors. Each Class I and Class II director is elected for two year terms, with Class I directors elected in even-numbered years (e.g. 2000) and the Class II directors elected in odd-numbered years (e.g. 2001). At the Annual Meeting, the stockholders will elect two Class I directors to serve until the 2002 Annual Meeting of Stockholders or until their respective successors are elected and qualified. In the event any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

   Assuming a quorum is present, the two nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company for the ensuing year. Unless marked otherwise, proxies received will be voted FOR the election of each of the two nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

   The names of the nominees, their ages as of February 29, 2000 and certain other information about them are set forth below:

                                                                        Director
   Name of Nominee              Age        Principal Occupation          Since
   ---------------              --- ----------------------------------- --------
   Philip Gianos...............  50 General Partner, InterWest Partners   1996
   L. William Krause...........  57 President, LWK Ventures               1999

   There are no family relationships among any of the directors or executive officers of the Company.

   Philip T. Gianos has served as a director of Ramp Networks since March 1996. Mr. Gianos has been a General Partner at InterWest Partners, a venture capital firm, since 1982. Prior to joining InterWest, Mr. Gianos was with IBM Corporation for eight years, managing both chip design and systems integration for several IBM office automation products. Mr. Gianos serves as a director of Xilinx, Inc. and as a director of the Western Association of Venture Capitalists. Mr. Gianos holds a B.S. and an M.S. in Electrical Engineering from Stanford University and an M.B.A. from Harvard University Graduate School of Business.

   L. William Krause has served as a Director of Ramp Networks since March 1999. Since November 1998, Mr. Krause has been President of LWK Ventures, a private investment company. From October 1991 to November 1998, Mr. Krause served as President, Chief Executive Officer and as a director of Storm Technology, Inc., a provider of computer peripherals and software for digital imaging. Prior to that, Mr. Krause spent ten years at 3Com Corporation, a manufacturer of networking systems, where he served as President and Chief Executive Officer until he retired in September 1990. Mr. Krause continued as Chairman of the Board for 3Com Corporation until 1993. Previously, Mr. Krause served in various marketing and general management positions at Hewlett-Packard Company. Mr. Krause currently serves as a director of Pinnacle Systems, Inc., Sybase, Inc. and several private companies. Mr. Krause holds a B.S. in Electrical Engineering from The Citadel.

Class II Directors

   The names of the Company's Class II directors, and certain information about them as of February 29, 2000, are set forth below:

                                                                                           Director
   Name of Director         Age                    Principal Occupation                     Since
   ----------------         ---                    --------------------                    --------
   Mahesh Veerina..........  38 President and Chief Executive Officer, Ramp Networks, Inc.   1993
   Anthony Sun.............  47 General Partner, Venrock Associates                          1995

   Mahesh Veerina has served as our President, Chief Executive Officer and director since October 1993. Prior to founding the Company, Mr. Veerina managed the development of high performance ATM multi-protocol routers at SynOptics Communications, a manufacturer of networking routers and switches (now Bay Networks, Inc.). Prior to SynOptics, Mr. Veerina led software protocols development projects at Amdahl Corporation, a provider of computer systems, storage subsystems and related hardware services. Mr. Veerina holds a B.S. in Physics from Nagarjuna University, an M.S. in Physics and Electronics from Andhra University, and an M.S. in Electrical Engineering and Computer Science from Purdue University.

   Anthony Sun has served as our Chairman of the board of directors since September 1995. Mr. Sun has been a General Partner of Venrock Associates, a venture capital firm, since 1979. Prior to joining Venrock, Mr. Sun held a number of positions with Hewlett-Packard Company, TRW Inc. and Caere Corporation. Mr. Sun also serves on the boards of Cognex Corporation, Komag, Inc., Phoenix Technologies Ltd. and 3Dfx Interactive, Inc. Mr. Sun holds an S.B. in Electrical Engineering, an S.M. in Electrical Engineering, and an Engineer's degree from the Massachusetts Institute of Technology, as well as an M.B.A. from the Harvard University Graduate School of Business.

Meetings and Committees of the Board of Directors

   During the fiscal year ended December 31, 1999 (the "last fiscal year"), the Board met 11 times and, no director attended fewer than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he or she serves. The Board has an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. A nomination for a director made by a stockholder must be submitted to Terry Gibson, Chief Financial Officer, at the address of the Company's executive offices set forth above on or before January 15, 2000.

   Nominations that are intended to be included in the Company's proxy statement for the 2001 Annual Meeting must be submitted no later than December 28, 2000. See "Deadline for Receipt of Stockholder Proposals for 2001 Annual Meeting."

   The Audit Committee consists of directors Gianos and Krause, two of the Company's non-employee directors, and held four meetings during the last fiscal year. The Audit Committee recommends the engagement of the firm of certified public accountants to audit the financial statements of the Company and monitors the effectiveness of the audit effort, the Company's financial and accounting organization and its system of internal accounting controls.

   The Compensation Committee consists of directors Gianos and Sun, and held four meetings during the last fiscal year. Its functions are to establish and administer the Company's policies regarding annual executive salaries and cash incentives and long-term equity incentives. The Compensation Committee administers the Company's 1999 Stock Incentive Plan, 1995 Stock Option Plan and 1999 Employee Stock Purchase Plan.

Compensation of Directors

   Directors currently receive no cash fees for services provided in that capacity but are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board. During 1999, Messrs. Gianos and Sun were non-employee directors who each received an option to purchase 48,000 shares at an exercise price of $7.50 per share under the 1999 Stock Incentive Plan. During 1999, Mr. Krause was a non-employee director who received an option to purchase 60,000 shares at an exercise price of $7.50 per share under the 1999 Stock Incentive Plan.

Recommendation of the Board:

                        THE BOARD RECOMMENDS A VOTE FOR
                   THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                                 PROPOSAL NO. 2

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   Arthur Andersen LLP has served as the Company's independent public accountants since 1994 and has been appointed by the Board to continue as the Company's independent auditors for the fiscal year ending December 31, 2000. In the event that ratification of this selection of accountants is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of accountants.

   A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Recommendation of the Board:

              THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE
        APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT
             AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                                   MANAGEMENT

   Our executive officers and other key employees and their ages as of April 1, 2000 are as follows:

             Name           Age                             Position
             ----           ---                             --------
   Mahesh Veerina..........  38 President, Chief Executive Officer and Director
   Terry Gibson............  46 Vice President of Finance, Chief Financial Officer and Secretary
   Jerry Jalaba............  44 Senior Vice President of Worldwide Sales and Support
   Bob Kondamoori..........  39 Vice President of Business Development
   Patricia R. Burke.......  46 Vice President of Marketing
   Elie Habib..............  40 Vice President of Engineering

   Mahesh Veerina has served as our President, Chief Executive Officer and director since October 1993. Prior to founding the Company, Mr. Veerina managed the development of high performance ATM multi-protocol routers at SynOptics Communications, a manufacturer of networking routers and switches (now Bay Networks, Inc.). Prior to SynOptics, Mr. Veerina led software protocols development projects at Amdahl Corporation, a provider of computer systems, storage subsystems and related hardware services. Mr. Veerina holds a B.S. in Physics from Nagarjuna University, an M.S. in Physics and Electronics from Andhra University, and an M.S. in Electrical Engineering and Computer Science from Purdue University.

   Terry Gibson has served as our Vice President of Finance, Chief Financial Officer and Secretary since March 1999. From May 1996 to March 1999 he served as Vice President of Finance and Chief Financial Officer at GaSonics International Corporation, a semiconductor equipment manufacturer. From February 1991 to May 1996, Mr. Gibson was Vice President and Corporate Controller at Lam Research Corporation, a manufacturer of semiconductor processing equipment. Mr. Gibson previously held positions with National Semiconductor Corporation, a designer and manufacturer of integrated circuits applications, and Deloitte, Haskins and Sells, an accounting firm. He holds a B.S. in Science and Commerce from the University of Santa Clara.

   Jerry Jalaba has served as our Senior Vice President of Worldwide Sales and Support since January 2000. From June 1998 to December 1999 Mr. Jalaba was Vice President of Worldwide Sales and Service for Vertical Networks, a developer of Integrated Communications Platforms. From May 1993 to May 1998 Mr. Jalaba also held various sales and support positions at 3Com Corporation a manufacturer of web-enabled solutions to consumers, small- to medium-sized business locations and network service providers, including most recently as 3Com's Vice President of Enterprise Sales in North America. Mr. Jalaba also spent more than 14 years with IBM Corporation, a manufacturer of computer equipment, in several sales and marketing positions. He holds a B.S. from Massachusetts Institute of Technology as well as an M.B.A. from the University of Southern California.

   Bob Kondamoori has served as our Vice President of Business Development since February 2000. From June 1998 until December 1999, he served as an independent technical and business advisor to prominent silicon valley venture capital firms and New York hedge funds in next generation internet telecom services and infrastructure. From August 1992 until April 1998, Mr. Kondamoori served as Chief Executive Officer of Nuko Information Systems, Inc., a digital video trunking company specializing in transmission of digital video over IP and ATM carrier networks, which filed for chapter 11 bankruptcy in April 1998. From 1990 to 1992, Mr. Kondamoori served in several senior level marketing positions at NEC America, Inc. in data and video systems developing internetworking and transmission products. Mr. Kondamoori currently serves on the board of Xalted Networks, a next generation digital loop carrier equipment company. Mr. Kondamoori holds a B.S. in Engineering from Clemson University.

   Patricia Burke has served as our Vice President of Marketing since October 1996. From May 1993 to October 1996, Ms. Burke was Vice President of Marketing at Madge Networks NV, a manufacturer of network switching systems. From 1991 to 1993, Ms. Burke was Vice President of Marketing at Symantec Corporation, a software developer. From 1983 to 1991, Ms. Burke was Partner-In-Charge of the Networking Industry Practice group at Regis McKenna, Inc., a marketing consulting company. Prior to Regis McKenna, Ms. Burke was the Director of Public Relations with the Texas Rangers Baseball Club, a professional baseball team. Ms. Burke holds a B.A. in English and German from the University of Texas at Austin.

   Elie Habib has served as our Vice President of Engineering since March 1999. From January 1996 to January 1999, Mr. Habib was Vice President of Engineering with Bay Networks, Inc. From April 1989 to December 1995, Mr. Habib was Senior Engineering Manager at Sun Microsystems, Inc., a manufacturer of computer desktop and servers equipment. Prior to his position with Sun, Mr. Habib was a Software Engineer with Amdahl Corporation. Mr. Habib holds a B.S. in Computer Science and Mathematics from Universite de Rouen in Rouen, France, an M.S. in Computer Science from Universite Paul Sabatier in Toulouse, France, and an M.S. in Computer Science from Case Western Reserve University.

       COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth information that has been provided to the Company with respect to beneficial ownership of shares of the Company's Common Stock as of February 29, 2000 for (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table of this proxy statement (the "Named Executive Officers"), and (iv) all directors and executive officers of the Company as a group.

                                                        Amount and
                                                        Nature of   Percent of
                                                        Beneficial    Common
                   Name and Address(1)                 Ownership(2)  Stock(3)
                   -------------------                 ------------ ----------
   Anthony Sun(4)(6)..................................  4,035,483     18.95%
    2494 Sand Hill Road
    Menlo Park, CA 94025
   Mahesh Veerina(6)(11)..............................  1,233,895      5.79%
   Philip T. Gianos(5)(6).............................  1,226,007      5.76%
    3000 Sand Hill Road, Building 3
    Menlo Park, CA 94025
   L. William Krause(6)...............................     60,000         *
   Timothy J. McElwee(6)(7)...........................    175,336         *
   Patricia R. Burke(6)...............................    162,816         *
   Elie Habib(6)......................................     49,046         *
   Terry Gibson(6)....................................     45,922         *
   Venrock Associates(8)(10)..........................  3,987,483     18.77%
    2494 Sand Hill Road
    Menlo Park, CA 94025
   London Pacific Life & Annuity Company(10)..........  1,517,020      7.14%
    3109 Poplarwood Court
    Raleigh, NC 27604
   InterWest Partners(9)(10)..........................  1,185,415      5.58%
    3000 Sand Hill Road, Building 3
    Menlo Park, CA 94025
   All directors and executive officers as a group(10
    persons)(4)(5)....................................  6,988,505     32.06%

--------
  *  Less than 1%.

 (1) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table. Except as otherwise noted, the address of each person listed in the table is c/o Ramp Networks, Inc. 3100 De La Cruz Boulevard, Santa Clara, CA 95054.

 (2) In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days after February 29, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

 (3) Percentage of shares beneficially owned is based on 21,248,227 shares of common stock outstanding as of February 29, 2000.

 (4) Mr. Sun is a general partner of Venrock Associates, L.P. which holds 2,632,353 shares, and Venrock Associates II, L.P. which holds 1,355,130 shares. Mr. Sun disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein. See Note 8.

 (5) Mr. Gianos is a general partner of InterWest Management Partners V, L.P., which is the general partner of InterWest Partners V, L.P. which holds 1,178,007 shares. Mr. Gianos disclaims beneficial ownership in the shares held by this entity, except to the extent of his pecuniary interest therein. Shares attributable to Mr. Gianos do not include any shares owned by InterWest Investors V, L.P. See Note 9.

 (6) Includes the following shares issuable upon the exercise of outstanding options exercisable within 60 days of February 29, 2000: Mr. Sun, 48,000; Mr. Veerina, 49,000; Mr. Gianos, 48,000; Mr. Krause, 60,000; Ms. Burke, 114,750; Mr. McElwee, 158,551; Mr. Habib, 8,125; and Mr. Gibson, 45,000.

 (7) Includes 353 shares held by Mr. McElwee's spouse and 16,125 shares issuable upon the exercise of outstanding options exercisable within 60 days of February 29, 2000 to Mr. McElwee's spouse. Mr. McElwee's employment with the Company terminated on March 31, 2000.

 (8) Includes 2,632,353 shares held by Venrock Associates, L.P. and 1,355,130 shares held by Venrock Associates II, L.P.

 (9) Includes 1,178,007 shares owned by InterWest Partners V, L.P. and 7,407 shares held by Interwest Investors V, L.P.

(10) Beneficial ownership calculation is based solely on the review of Schedule 13G filings made with the Securities and Exchange Commission. Such filings set forth beneficial ownership as of December 31, 1999.

(11) Includes 2,640 shares held by Mr. Veerina's father and 2,640 shares held by Mr. Veerina's mother; 1,800 shares held by Mr. Veerina's spouse; 2,640 shares held by each of Mr. Veerina's three children; and 2,665 shares held by each of the following trusts: The 1999 Shalini Bathina Irrevocable Trust, The 1999 Sirish Bathina Irrevocable Trust and The Sneha Bathina Irrevocable Trust, for which Mr. Veerina's spouse is trustee.

                       COMPENSATION OF EXECUTIVE OFFICERS

   The following table shows the compensation earned by (a) the individual who served as the Company's Chief Executive Officer during the fiscal year ended December 31, 1999; (b) the four other most highly compensated individuals who served as an executive officer of the Company during the fiscal year ended December 31, 1999; and (c) the compensation received by each such individual for the Company's preceding two fiscal years.

                           Summary Compensation Table

                                                                    Long-Term Compensation
                                                                -------------------------------
                                       Annual Compensation              Awards          Payouts
                                  ----------------------------- ----------------------- -------
                                                                Restricted  Securities
                                                   Other Annual   Stock     Underlying   LTIP    All Other
                           Fiscal  Salary   Bonus  Compensation  Award(s)  Options/SARs Payouts Compensation
Name & Principal Position   Year    ($)      ($)       ($)         ($)         (#)        ($)       ($)
-------------------------  ------ -------- ------- ------------ ---------- ------------ ------- ------------
Mahesh Veerina...........   1999  $140,000 $39,000       0           0        96,000        0         0
 President & Chief
 Executive Officer          1998   140,000  30,000       0           0             0        0         0

Timothy J. McElwee(1)....   1999   147,115   78,00       0           0       119,998        0         0
 Vice President of
 Worldwide Sales            1998   150,000  56,000       0           0             0        0         0

Patricia R. Burke........   1999   160,000  18,000       0           0             0        0         0
 Vice President of
 Marketing                  1998   149,500  25,000       0           0        12,000        0         0

Elie Habib...............   1999   126,346  10,000       0           0       164,999        0         0
 Vice President of
 Engineering                1998         0       0       0           0             0        0         0

Terry Gibson.............   1999   106,731  11,250       0           0       179,999        0         0
 Vice President of
 Finance, Chief Financial
 Officer and Secretary      1998         0       0       0           0                      0         0

--------
(1) As of March 31, 2000, Mr. McElwee is no longer an employee of the Company. Mr. McElwee entered into an agreement with the Company dated February 1, 2000, which provides that in the event his employment with the Company is terminated by the Company without cause, he will be entitled to receive his monthly base salary and benefits for a period of six months following such termination. Additionally, any unvested stock options or shares of restricted stock held by Mr. McElwee as of the date of his termination shall become immediately vested and exercisable as though he maintained his employment or consulting relationship with the Company for a period of 12 months following the date of such termination.

                       OPTION GRANTS IN LAST FISCAL YEAR

   The following table provides certain information with respect to stock options granted to the Named Executive Officers in the last fiscal year. In addition, as required by Securities and Exchange Commission rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

                                         Individual Grants(1)
                         ----------------------------------------------------
                                                                                   Potential
                                                                                  Realizable
                                                                               Value at Assumed
                                          Percent                               Annual Rates of
                          Number of  of Total Options/                               Stock
                         Securities       Granted                             Price Appreciation
                         Underlying    to Employees     Exercise              For Option Term(2)
                           Options       in Fiscal       of Base   Expiration -------------------
          Name           Granted (#)    Year(%)(3)     Price($/sh)    Date     5% ($)   10% ($)
          ----           ----------- ----------------- ----------- ---------- -------- ----------
Mahesh Veerina..........    96,000         5.28%          $7.50     4/13/09   $452,804 $1,147,495
Timothy J. McElwee......   119,998         6.60            7.50     3/19/09    565,996  1,434,344
Patricia R. Burke ......         0            0               0           0          0          0
Elie Habib .............   164,999         9.08            2.50     2/16/09    259,417    657,415
Terry Gibson............   179,999         9.90            7.50     3/19/09    849,003  2,151,540

--------
(1) No stock appreciation rights were granted to the Named Executive Officers in the last fiscal year. Options become exercisable at a rate of of the total number of shares of common stock subject to the option on the first anniversary of the date of grant, and 1/48 of the total number of shares monthly thereafter, as long as the optionee remains an employee with, consultant to, or director of the Company.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(3) The Company granted stock options representing 2,015,189 shares to employees in the last fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

   The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 1999. In addition, the table sets forth the number of shares covered by stock options as of the fiscal year ended December 31, 1999, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option at the end of the fiscal year ended December 31, 1999.

                                                    Number of
                                                   Unexercised
                           Shares                   Options at    Value of Unexercised In-the-
                         Acquired on  Value      Fiscal Year End  Money Options at Fiscal Year
                          Exercise   Realized    (#) Exercisable/           End ($)
          Name               (#)       ($)       Unexercisable(1) Exercisable/Unexercisable(2)
          ----           ----------- --------    ---------------- ----------------------------
Mahesh Veerina..........      0         0        28,000 / 212,999    $333,660 / $2,379,861
Timothy J. McElwee......      0         0        92,499 / 177,499    1,258,561 / 1,833,974
Patricia R. Burke.......   48,000    $339,984(3) 98,750 / 77,249     1,459,446 / 1,096,148
Elie Habib..............      0         0          0 / 164,999           0 / 2,103,737
Terry Gibson............      0         0          0 / 179,999           0 / 1,394,992

--------
(1)  No stock appreciation rights (SARs) were outstanding during fiscal 1999.

(2) Based on the $15.25 per share closing price of the Company's Common Stock on The Nasdaq Stock Market on December 31, 1999, the last day of fiscal year 1999, less the exercise price of the options.

(3) Value realized is calculated based on the fair market value of the Company's Common Stock as determined by the board of directors on the date of exercise ($7.50 on May 13, 1999) minus the exercise price of the option ($0.417) and does not necessarily indicate that the optionee sold such stock.

   Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Performance Graph which follows shall not be deemed to be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The following is a report of the Compensation Committee of the Board of Directors (the "Committee") describing the compensation policies applicable to the Company's executive officers during the fiscal year ended December 31, 1999. The Committee is responsible for establishing and monitoring the general compensation policies and compensation plans of the Company, as well as the specific compensation levels for executive officers. It also makes recommendations to the Board of Directors concerning the granting of options under the Company's 1999 Stock Incentive Plan. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

General Compensation Policy

   Under the supervision of the Board of Directors, the Company's compensation policy is designed to attract and retain qualified key executives critical to the Company's growth and long-term success. It is the objective of the Board of Directors to have a portion of each executive's compensation contingent upon the Company's performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise, (ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the Board of Directors establishes from time to time for the Company and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders.

   The summary below describes in more detail the factors which the Board of Directors considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

   The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with the Company for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual's performance and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

Cash-Based Incentive Compensation

   Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and the Company's success in achieving specific company-wide goals, such as customer satisfaction, revenue growth and earnings growth.

Long-Term Incentive Compensation

   The Company has utilized its stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan by the Board of Directors take the form of stock options designed to give the recipient a significant equity stake in the Company and thereby closely align his or her interests with those of the Company's stockholders. Factors considered in making such awards include the individual's position in the Company, his or her performance and responsibilities, and internal comparability considerations. In addition, the Board of Directors has established certain general guidelines in making option grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon each individual's position with the Company and his or her existing holdings of unvested options. However, the Board of Directors is not required to adhere strictly to these guidelines and may vary the size of the option grant made to each executive officer as it determines the circumstances warrant.

   Each option grant allows the executive officer to acquire shares of Common Stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's service, and then only if the market price of the Common Stock appreciates over the option term.

Compensation of the Chief Executive Officer

   Mahesh Veerina has served as the Company's President and Chief Executive Officer since 1993. His base salary for fiscal 1999 was $140,00. Other compensation paid to Mr. Veerina included a $30,000 annual bonus.

   The factors discussed above in "Base Salaries," "Cash-Based Incentive Compensation," and "Long-Term Incentive Compensation" were also applied in establishing the amount of Mr. Veerina's salary. Significant factors in establishing Mr. Veerina's compensation were the amount of his current stock ownership, including the portion that was unvested, changes in compensation for similarly situated CEOs, achievement of revenue targets and customer contracts, growth of the company through and following its initial public offering and the successful completion of the initial public offering.

Deductibility of Executive Compensation

   The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to
Section 162(m). As the cash compensation paid by the Company to each of its executive officers is expected to be below $1 million and the Committee believes that options granted under the Company's 1999 Stock Incentive Plan to such officers will meet the requirements for qualifying as performance-based, the Committee believes that Section 162(m) will not affect the tax deductions available to the Company with respect to the compensation of its executive officers. It is the Committee's policy to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax law. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

                                          Compensation Committee:

                                          /s/Philip Gianos
                                          /s/Anthony Sun

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Board of Directors currently consists of Anthony Sun and Philip Gianos. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. Neither Mr. Sun nor Mr. Gianos has at any time been an officer or employee of the Company.

                          TRANSACTIONS WITH MANAGEMENT

Indemnification Agreements

   The Company has entered into indemnification agreements with its directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us:

  . to indemnify directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature;

  . to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and

  . to obtain directors' and officers' insurance if available on reasonable terms.

   The Company currently has a policy for directors' and officers' insurance. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of ours in which indemnification would be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for indemnification. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Transactions with Named Executive Officers

   Timothy J. McElwee, the Company's Vice President of Worldwide Sales entered into an agreement with the Company dated February 1, 2000, which provides that in the event his employment with the Company is terminated by the Company without cause, he will be entitled to receive his monthly base salary and benefits for a period of six months following such termination. Additionally, any unvested stock options or shares of restricted stock held by Mr. McElwee as of the date of his termination shall become immediately vested and exercisable as though he maintained his employment or consulting relationship with the Company for a period of 12 months following the date of such termination. Mr. McElwee terminated his employment with the Company on March 31, 2000.

                            STOCK PERFORMANCE GRAPH

   The following graph compares the cumulative total stockholder return data for the Company's stock since June 22, 1999 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) to the cumulative return over such period of (i) the Nasdaq National Market Composite Index, (ii) the Hambrecht & Quist Technology Index and (iii) the Standard & Poors 500 Index. The graph assumes that $100 was invested on June 22, 1999, the date on which the Company completed the initial public offering of its Common Stock, in the Common Stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a per share price of $11.00, the price to which such stock was first offered to the public by the Company on the date of its initial public offering, and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                          COMPARISON OF TOTAL RETURN *
     AMONG RAMP NETWORKS, INC., THE NASDAQ NATIONAL MARKET COMPOSITE INDEX, HAMBRECHT & QUIST TECHNOLOGY INDEX AND THE STANDARD & POORS 500 INDEX
                                    [GRAPH]
--------
* Assumes $100 invested on June 22, 1999 in stock or index, including reinvestment of dividends. Fiscal year ending December 31, 1999.

                                                                6/22/99 12/31/99
                                                                ------- --------
     Ramp Networks, Inc........................................  $100     $139
     Nasdaq National Market Composite Index....................  $100     $173
     Hambrecht & Quist Technology Index........................  $100     $158
     Standard & Poors 500 Index................................  $100     $110

     DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

   Proposals of stockholders intended to be included in the Company's proxy statement for the 2001 Annual Meeting of Stockholders must be received by Terry Gibson, Chief Financial Officer, Ramp Networks, Inc., 3100 De La Cruz Boulevard, Santa Clara, CA 94054, no later than December 28, 2000. If the Company is not notified of a stockholder proposal by such date, then the proxies held by management of the Company provide discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in the Proxy Statement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of the Company's Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, the Company believes that during its fiscal year ended December 31, 1999, all Reporting Persons complied with all applicable filing requirements.

                                 OTHER MATTERS

   The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

   It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                          By Order of the Board of Directors,

                                          /s/ Terry Gibson
                                          Terry Gibson
                                          Secretary

April 27, 2000
Santa Clara, California

                                                                      1883-PS-00

RMP76B                            DETACH HERE

                                     PROXY

                              RAMP NETWORKS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF RAMP NETWORKS, INC. FOR THE
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 26, 2000


     The undersigned stockholder of Ramp Networks, Inc., a Delaware Corporation (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 27, 2000., and hereby appoints Mahesh Veerina and Terry Gibson or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Ramp Networks, Inc. to be held on Friday, May 26, 2000 at 9:00 a.m, local time, at the Santa Clara Marriott, 2700 Mission Boulevard, Santa Clara, California 95054, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side:

-------------                                                      -------------
 SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
     SIDE                                                               SIDE
-------------                                                      -------------

RMP76A                            DETACH HERE

[X] Please mark votes as in this example.

   THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF DIRECTORS; (2) FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

   1. Election of Class I Directors:

      Nominees: (01) L. William Krause
                (02) Phillip Gianos

        FOR ALL [_]     [_] WITHHELD
       NOMINEES             FROM ALL
                            NOMINEES

[_] __________________________________
If you wish to withhold authority to vote for any individual nominee, write that nominee's name on the line above:


                                                 FOR   AGAINST   ABSTAIN
   2. Proposal to ratify the appointment of      [_]     [_]       [_]
      Arthur Andersen LLP as the independent
      public accounts of the Company for the
      fiscal year ending December 31, 2000:

   and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.


               MARK HERE IF YOU PLAN TO ATTEND THE MEETING    [_]

               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [_]

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)


Signature:_______________ Date:_________ Signature:_______________ Date:________